Exhibit 99.1

PRESS RELEASE

August 7, 2013

Arrowhead Reports Fiscal 2013 Third Quarter Financial Results

- Conference Call Today at 4:30 p.m. Eastern Time

PASADENA, Calif. — August 7, 2013 — Arrowhead Research Corporation (NASDAQ: ARWR), a biopharmaceutical company developing targeted RNAi therapeutics, today announced financial results for its fiscal 2013 third quarter ended June 30, 2013. The company is hosting a conference call at 4:30 p.m. Eastern time to discuss results. To participate, please dial 877-300-8521 (toll free from the US), 855-669-9657 (toll free from Canada), or 412-317-6026 (for international callers). Investors may also access a live audio webcast of this conference call on the Company’s website at www.arrowheadresearch.com.

Fiscal 2013 Third Quarter and Recent Company Highlights

•	Strengthened the balance sheet with a $36 million financing from a syndicate of high-quality biotech investors. This provided sufficient capital to fund development into 2015;

•	Successfully completed the Clinical Trial Notification regulatory process in Australia for ARC-520; and

•	Initiated dosing in a Phase 1 trial of ARC-520 with the second of six planned dose cohorts scheduled to be completed today.

Selected Fiscal 2013 Third Quarter Financial Results

Total operating expenses for the three months ended June 30, 2013 were $6.4 million, compared to 6.9 million for the three months ended June 30, 2012.

Net loss attributable to Arrowhead for the three months ended June 30, 2013 was $6.1 million, or $0.23 per share based on 26.1 million weighted average shares outstanding. This compares with a net loss attributable to Arrowhead of $8.0 million, or $0.71 per share based on 11.2 million weighted average shares outstanding, for the three months ended June 30, 2012.

Net cash used in operating activities for the first nine months of fiscal 2013 were $13.6 million, compared with $10.8 million in the prior year period. The increase in cash used in operating activities reflects final pre-clinical requirements, including GMP manufacturing and GLP toxicology, to enable our HBV candidate, ARC-520, to enter clinical trials.

The company’s cash and short-term investments were $33.1 million at June 30, 2013, compared to $3.4 million at September 30, 2012. The increase in our cash balance reflects the $36 million offering closed in May 2013. During the first nine months of the fiscal year, cash outlays for R&D were $10.1 million, and cash used in G&A were $4.4 million. Cash inflows during the first nine months of the fiscal year included $42.5 million from the sale of equity securities, $500,000 in revenue, and $1.2 million in proceeds related to the sale of our former subsidiary, Unidym.

Shares outstanding at June 30, 2013, were 31.3 million up 17.7 million from 13.6 million at September 30, 2012.

About ARC-520

Approximately 350 million people worldwide are chronically infected with the hepatitis B virus. Chronic HBV infection can lead to cirrhosis of the liver and is responsible for 80% of primary liver cancers globally. Arrowhead’s RNAi-based candidate ARC-520 is designed to treat chronic HBV infection by reducing the expression and release of new viral particles and key viral proteins. The goal is to achieve a functional cure, which is an immune clearant state characterized by hepatitis B s-antigen negative serum with or without sero-conversion. The siRNAs in ARC-520 intervene at the point of DNA transcription, upstream of where nucleotide and nucleoside analogues act. In transient and transgenic mouse models of HBV infection, a single co-injection of Arrowhead’s DPC delivery vehicle with cholesterol-conjugated siRNA targeting HBV sequences resulted in multi-log knockdown of HBV RNA, proteins and viral DNA with long duration of effect. In a chimpanzee chronically infected with HBV and high viremia and antigenemia, ARC-520 induced rapid reductions of 90-95% in HBV DNA, e-antigen, and s-antigen. Arrowhead is conducting a phase 1 single ascending dose study in normal volunteers, which the company expects to follow with a phase 2a study in chronic HBV patients.

About Arrowhead Research Corporation

Arrowhead Research Corporation is a biopharmaceutical company developing targeted RNAi therapeutics. The company is leveraging its proprietary drug delivery technologies to develop targeted drugs based on the RNA interference (RNAi) mechanism that efficiently and specifically silence target genes. Arrowhead technologies also enable partners to create peptide-drug conjugates (PDCs) that specifically home to cell types of interest while sparing off-target tissues. Arrowhead’s pipeline includes programs in chronic hepatitis B virus, obesity, and cancer.

For more information please visit http://www.arrowheadresearch.com, or follow us on Twitter @ArrowRes. To be added to the Company’s email list to receive news directly, please send an email to ir@arrowres.com

Safe Harbor Statement under the Private Securities Litigation Reform Act:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including our ability to finance our operations, the future success of our scientific studies, our ability to successfully develop drug candidates, the timing for starting and completing clinical trials, rapid technological change in our markets, and the enforcement of our intellectual property rights. Arrowhead Research Corporation’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition. We assume no obligation to update or revise forward-looking statements to reflect new events or circumstances.

Contacts:

Arrowhead Research Corporation

Vince Anzalone, CFA

626-304-3400

The Trout Group

Lauren Glaser 646-378-2972

ir@arrowres.com

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